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REPORT OF INDEPENDENT AUDITORS

Arcadia Financial Ltd.
Board of Directors

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Arcadia Financial Ltd. (the Company) as of December 31, 1999, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the year then ended and have issued our report thereon dated February 29, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in its method of accounting for recognition of sales of asset-backed securities); such financial statements and report thereon are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

Our audit, referred to in the preceding paragraph, included procedures applied to the documents, records, and delinquency and loss rates of the Company that we considered necessary in the circumstances to enable us to express an opinion on the financial statements referred to above taken as a whole. Because the procedures performed in connection with our audit do not constitute an audit of the documents, records and delinquency and loss rates, we do not express an opinion on those documents, records, or delinquency and loss rates.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 29, 2000